Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease and American Realty Capital Global Trust II Stockholders Overwhelmingly Approve Merger to Create Premier Global Net Lease Real Estate Investment Trust

New York, December 20, 2016 – Global Net Lease, Inc. (“GNL” or the “Company”) (NYSE: GNL) and American Realty Capital Global Trust II, Inc. (“Global II”) announced today that, based on the final vote tally from each company’s special meeting of stockholders held earlier today, stockholders overwhelmingly approved the merger of Global II with and into GNL. Pursuant to the terms of the merger agreement, dated August 8, 2016, GNL will acquire all of the outstanding common stock of Global II at an exchange ratio of 2.27 GNL common shares per Global II share.

Of the votes cast today at GNL’s stockholder meeting, approximately 93% were in favor of the merger transaction. In a separate vote for stockholders of Global II, the acquisition target, approximately 86% of shares voted were in favor of the merger transaction. The Company anticipates the merger will close on December 22, 2016, subject to the satisfaction of the remaining closing conditions.

Scott Bowman, Chief Executive Officer and President of GNL, commented “We are pleased to have received the support of our stockholders to approve the merger of GNL and Global II. This is a strategically important transaction that brings together two high quality portfolios, enhancing GNL’s position as a premier global net lease REIT.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600	Matthew Furbish Vice President Investor Relations mfurbish@globalnetlease.com (212) 415-6500	Scott J. Bowman Chief Executive Officer and President Global Net Lease, Inc. sbowman@globalnetlease.com (212) 415-6500